Exhibit 99.1
Recursion Reports First Quarter 2021 Financials and Provides Business Updates
•Strengthened balance sheet with the completion of a successful IPO
•Purchased, built, and activated BioHive-1, reportedly the 58th most powerful supercomputer in the world, to accelerate our drug discovery process
•Continued development of internal pipeline and partnership programs remain on track
•Promoted Ron Alfa M.D., Ph.D. to Senior Vice President of Research, to assume the responsibilities of outgoing Chief Scientific Officer Sharath Hegde, Ph.D. and further strengthen our commitment to inferential search
SALT LAKE CITY, May 12, 2021 -- Recursion Pharmaceuticals, Inc. (Nasdaq : RXRX), a clinical-stage biotechnology company decoding biology by integrating technological innovations across biology, chemistry, automation, data science, and engineering, today reported financial results for the first quarter of 2021 and provided business updates.

"We are thrilled to have led Recursion through a successful IPO process which garnered support from new and existing healthcare and technology investors and better capitalized the company's mission of decoding biology to radically improve lives," said Recursion Co-Founder and CEO Chris Gibson Ph.D. He continued, "We are excited about Recursion's continued foray into inferential search, how that approach has quickly added many new programs to our portfolio in a short time, and how our new supercomputer, BioHive-1, will enable faster training and iteration of our machine learning algorithms and the ability to train on the totality of our nearly 8 petabytes of relatable biological data. And finally, we continue to make strides expanding, advancing, and executing on our pipeline of potential new medicines, including our four clinical stage programs and our first new chemical entity now headed towards clinical development."

Recursion finished the first quarter of 2021 with a portfolio of 4 clinical stage programs, 4 preclinical programs, 4 late discovery programs, and 25 early discovery programs, for a total of 37 research and development programs. Additionally, Recursion continued scaling the total number of executed phenomic experiments to over 67 million, the size of its total dataset to nearly 8 petabytes, and the number of biological inferences to over 92 billion. We accomplished this by utilizing a cellular library of 36 cell types, an in-house chemical library of over 706 thousand compounds, an in silico library of over 12 billion chemical scaffolds, and a growing team of more than 200 Recursionauts that is balanced between life scientists and computational and technical experts.

Summary of Business Highlights
•Clinical Programs
◦Familial adenomatous polyposis (REC-4881) : We plan to initiate a Phase 2, randomized, double-blind, placebo-controlled study to evaluate efficacy and safety of REC-4881 in classical FAP patients within the next 4 to 5 quarters.
◦GM2 gangliosidosis (REC-3599) : We are generating additional pharmacodynamic data in an animal model of GM2 in anticipation of enrolling the first patient in an open-label Phase 2 trial in the next 4 to 5 quarters.

◦Neurofibromatosis type 2 (REC-2282) : The protocol has been updated based on scientific advice from the MHRA and FDA feedback from the special protocol assessment (SPA). We expect to enroll the first patient in an adaptive Phase 2/3, randomized, multicenter study within the next 4 to 5 quarters.
◦Cerebral cavernous malformation (REC-994) : We finalized the Phase 2 protocol and submitted it to the FDA. Subject to completion of all required CMC steps, we expect to enroll the first patient in a Phase 2, double-blind, placebo-controlled, safety, tolerability and exploratory efficacy study within the next 4 to 5 quarters.
•Notable Preclinical Programs
◦Clostridium difficile colitis (REC-163964, REC-164014, REC-164067) : We completed exploratory, non-clinical, safety studies with three lead molecules to enable selection of a development candidate.
◦Immune checkpoint resistance in STK11-mutant NSCLC : We completed dose-optimization studies of REC-64151 that supported efficacy in rodent models at exposures achievable in humans.
•Notable Late Discovery Programs
◦Neuroinflammation : This program is currently in the lead-optimization phase. The project has made progress in optimization of potency and pharmacokinetics of molecules in our lead series.
◦Batten disease : The program is currently in the lead-optimization phase. The project has made progress in optimization of potency and pharmacokinetics of molecules in our lead series.
◦Charcot-Marie-Tooth type 2A : The chemistry strategy has been constructed and relevant biochemical and cellular orthogonal assays are being developed.
◦Oncology - small molecule MYC Inhibitors : We have now confirmed that several molecules from multiple series exhibit activity in a c-Myc protein turnover assay and made progress in elucidating mechanisms underlying modulation of c-Myc degradation.
•Partnership : There has been continued progress in our collaboration with Bayer to discover small molecule drug candidates targeting novel biology for the treatment of fibrotic diseases. Bayer’s library of approximately 500,000 compounds has been onboarded to Recursion and high throughput discovery screens have been initiated for two of the approximately 10 programs.
•Inferential Search : In less than 9 months, Recursion's transition to inferential search, which leverages its massive dataset for drug discovery, has yielded 18 programs in the area of oncology. This work has been led by Ron Alfa M.D., Ph.D., as Senior Vice President of Translational Medicine at Recursion. As a result of this success, Recursion is expanding its inferential search capabilities into neuroscience as well as inflammation and immunology.
•Platform
◦Orthogonomics : We have made meaningful progress in both transcriptomics and proteomics at Recursion. Our transcriptomics team has standardized our protocol for extracting transcriptomic signals from experiments. Our proteomics team has been optimizing its ability to survey thousands of proteins to identify biomarkers with significant changes in level due to perturbation treatments. These technologies are now being applied to over a dozen early and late discovery programs at Recursion to quickly provide target-agnostic orthogonal validation data.
◦Digital Chemistry : We launched our digital chemistry-based target prediction tool which identifies potential targets for small molecules by comparing their structural fingerprints to well-annotated small molecules. This tool augments our mechanism of action deconvolution by taking chemical structure into account.
◦BioHive-1 : The company purchased, built, and activated BioHive-1, a purpose-built supercomputer that we believe is the 58th most powerful in the world and the most powerful supercomputer dedicated wholly to drug discovery for a single company.
•Facilities : We initiated two facility expansions in Salt Lake City. First, we are expanding our current headquarters to add laboratory space that will support our plans for additional technology and future partnerships. Second, we are establishing a nearby CMC site for work in process chemistry, analytical chemistry, and drug substance production.
First Quarter 2021 Financial Results
•Cash Position : Cash, cash equivalents and marketable securities were $214.1 million as of March 31, 2021 and do not include net proceeds from the company’s April 2021 IPO of $462.6 million.
•Revenue : Total revenue, consisting primarily of revenue from collaborative agreements, was $2.6 million for the first quarter of 2021, compared to $60 thousand for the first quarter of 2020. The increase was primarily due to progress in our collaboration agreement with Bayer.
•Research and Development Expenses : Research and development expenses were $24.1 million for the first quarter of 2021, compared to $12.8 million for the first quarter of 2020. The increase in research and development expenses over this period was primarily due to an increased number of experiments screened on the platform, an increased number of preclinical assets being validated, and the development of clinical-stage assets.
•General and Administrative Expenses : General and administrative expenses were $8.9 million for the first quarter of 2021, compared to $5.6 million for the first quarter of 2020. The increase in general and administrative expenses was due to growth in size of the company’s operations including an increase in salaries and wages of $1.2 million, human resources costs, facilities costs, finance costs and other administrative costs associated with operating a growth-stage company.
•Net Loss : Net loss was $30.7 million for the first quarter of 2021, compared to a net loss of $18.4 million for the first quarter of 2020.

Other Corporate Updates
•IPO : Recursion upsized and completed its initial public offering in April 2021, raising gross and net proceeds of $501.8 million and $462.6 million, respectively.
•Company Management : Since the end of 2020, Recursion has made several executive and board appointments aimed at further supporting the advancement of its pipeline and expanding its business operations. These appointments include naming R. Martin Chavez, Ph.D. as Chairman of our Board of Directors, Ramona Doyle, M.D. as Chief Medical Officer, and Louisa Daniels, J.D. as Chief Legal Officer and General Counsel. Additionally, Ron Alfa M.D., Ph.D. has been promoted to Senior Vice President of Research to lead the rapid creation and advancement of new early discovery programs based on our inferential search platform, and Sharath Hegde Ph.D. has resigned from his role as the company’s Chief Scientific Officer. Dr. Alfa will assume the responsibilities of Dr. Hegde. We thank Dr. Hegde for his substantial contributions to Recursion, which include accelerating our work with new chemical entities and curating our rapid repurposing library.
About Recursion
Recursion is a clinical-stage biotechnology company decoding biology by integrating technological innovations across biology, chemistry, automation, data science, and engineering. Our goal is to radically improve the lives of patients and industrialize drug discovery. Central to our mission is the Recursion Operating System, which combines an advanced infrastructure layer to generate what we believe is one of the world’s largest and fastest-growing proprietary biological and chemical datasets. We combine that with the Recursion Map, a suite of custom software, algorithms, and machine learning tools that we use to explore foundational biology unconstrained by human bias and navigate to new biological insights. We are a biotechnology company scaling more like a technology company.

Contact
Elyse Freeman - Communications and Content Manager
investorrelations@recursion.com

Condensed Consolidated Statements of Operations

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)
(in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2021	2020
Revenue
Grant revenue	$62	$60
Operating revenue	2,500	—
Total revenue	2,562	60

Operating expenses
Research and development	24,109	12,842
General and administrative	8,937	5,561
Total operating expenses	33,046	18,403

Loss from operations	(30,484)	(18,343)
Other loss, net	(233)	(81)
Net loss and comprehensive loss	$(30,717)	$(18,424)

Per share data
Net loss per share, basic and diluted	$(1.33)	$(0.85)
Weighted average shares of common stock, basic and diluted	23,035,623	21,639,891

Condensed Consolidated Balance Sheets

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$214,088	$262,126
Restricted cash	5,042	5,041
Accounts receivable	71	156
Other current assets	2,621	2,155
Total current assets	221,822	269,478

Property and equipment, net	44,642	25,967
Intangible assets, net	2,414	2,490
Other non-current assets	3,065	650
Total assets	$271,943	$298,585

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$3,125	$1,074
Accrued expenses and other liabilities	11,085	10,485
Current portion of unearned revenue	10,000	10,000
Current portion of notes payable	2,145	1,073
Current portion of lease incentive obligation	499	467
Total current liabilities	26,854	23,099

Deferred rent	2,750	2,674
Unearned revenue, net of current portion	14,167	16,667
Notes payable, net of current portion	10,339	11,414
Lease incentive obligation, net of current portion	2,552	2,708
Total liabilities	56,662	56,562
Commitments and contingencies

Convertible preferred stock	448,312	448,312
Stockholders’ deficit
Common stock	—	—
Additional paid-in capital	11,287	7,312
Accumulated deficit	(244,318)	(213,601)
Total stockholders’ deficit	(233,031)	(206,289)

Total liabilities, convertible preferred stock and stockholders’ deficit	$271,943	$298,585

Forward Looking Statements
This press release contains information that includes or is based upon “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements provide our expectations or forecasts regarding future events. You can identify these statements by the fact they do not relate strictly to historical or current facts. They may use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, forward-looking statements include statements relating to intended future actions; plans with respect to clinical trials and preclinical activities; prospective products or product approvals; future performance or results of anticipated products or technology; expenses; our ability to obtain, maintain and enforce intellectual property protections and financial results; in addition to other topics. Any or all of our forward-looking statements here or elsewhere may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements and from expected or historical results. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. In particular, you should read the discussion in the “Risk Factors” section in our Prospectus filed with the U.S. Securities and Exchange Commission (SEC) on April 16, 2021 and in our periodic filings with the SEC. Other factors besides those listed could also adversely affect the company. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future developments or otherwise, except to the extent required by applicable law. These forward-looking statements (except as may be otherwise noted) speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. You are advised to consult any further disclosures we make on related subjects in our reports to the SEC.